Exhibit 3.1

ARTICLES OF ORGANIZATION

OF

ALTO CASCADE RESOURCES, LLC

The undersigned persons hereby establish a limited liability company (the "Company") pursuant to the Utah Limited Liability Company Act (the "Act"), and adopt the following Articles of Organization:

ARTICLE I

NAME

The name of the Company is ALTO CASCADE RESOURCES, LLC.

ARTICLE II

DURATION

Except as provided by the Act or the Company's Operating Agreement, the period of the Company's duration shall be until December 31, 2080.

ARTICLE III

BUSINESS PURPOSES

The business purposes for which the Company is organized are as follows:

(a) To conduct or promote any lawful business which a limited liability company may be organized under the Act.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the Company is 11650 South State Street, Suite 240, Draper, Utah 84020. The name and address of the Company's initial registered agent in the State of Utah is John Thomas 11650 South State Street, Suite 240, Draper, Utah 84020

ARTICLE V

DESIGNATED OFFICE

The street address of the Company's designated office is 11650 South State Street, Suite 240, Draper, Utah 84020.

ARTICLE VI

MANAGEMENT

The Management of the Company is reserved to and shall be vested in the Manager of the Company. The initial Manager of the Company, who shall serve until the first meeting of the Members or until his successor(s) are elected, are as follows:

John Thomas

11650 South State Street

Suite 240

Draper, Utah 84020

IN WITNESS WHEREOF, the undersigned, being the initial Manager of the Company, executes these Articles of Organization and certifies to the truth of the facts herein stated, this 13th day of April, 2011.

/s/ John Thomas

John Thomas

Manager

The appointment of the undersigned as the initial registered agent of the Company is hereby accepted.

/s/ John Thomas__

John Thomas